Media Contact: Mark Polzin (314) 982-1758

EMERSON UPDATES BUSINESS CONDITIONS AND PRELIMINARY FINANCIAL RESULTS FOLLOWING RECENT HURRICANE EVENTS

ST. LOUIS, October 23, 2017 – Emerson (NYSE: EMR) today previewed selected preliminary financial results for the fourth quarter and fiscal year ended September 30, 2017 and discussed the impact of hurricanes during the closing months of fiscal 2017. These weather events threatened end markets critical to Emerson, and the Company had previously communicated that the events could have a negative impact on its financial results.
Net sales in the fourth quarter of $4.4 billion increased 13 percent, reflecting the Valves & Controls acquisition and underlying sales growth of 3 percent. Hurricanes Harvey and Irma only moderately affected fourth quarter sales, and the Company expects to recover these sales over the next twelve months as affected areas rebuild. Earnings per share from continuing operations were $0.77, up 4 percent compared with the prior year, and were $0.83, up 12 percent excluding a ($0.06) impact from Valves & Controls first year acquisition accounting charges related to inventory and backlog amortization.
Fiscal year net sales of $15.3 billion increased 5 percent, including the Valves & Controls acquisition and underlying sales growth of 1 percent, reflecting broad-based recovery across key end markets. Earnings per share from continuing operations were $2.54. Excluding a ($0.10) impact from Valves & Controls first year acquisition accounting charges, adjusted earnings per share from continuing operations were $2.64, above management’s previous guidance of $2.58 to $2.62. Operating cash flow from continuing operations was $2.7 billion and free cash flow from continuing operations exceeded $2.2 billion, reflecting 135% conversion of net earnings from continuing operations, or 130% excluding Valves & Controls first year acquisition accounting charges. September trailing three-month underlying orders progressed in-line with expectations set out by management at the Electrical Products Group industry conference in May 2017.
“Weather events disrupted our operations and end markets in the final two months of the fiscal year. Given the importance of the affected regions to our sales and operations, the potential negative impact to Emerson could have been significant,” said Chairman and Chief Executive Officer David N. Farr. “However, our global teams were able to moderate the storm impact, executing well through the quarter to help our customers rebuild and to deliver strong earnings and cash flow to close the fiscal year.”

- more -

Upcoming Investor Events
Emerson will report its fourth quarter and fiscal 2017 results prior to market open on Tuesday, November 7, 2017. Emerson senior management will discuss the results during an investor conference call that same day, beginning at 3:00 p.m. Eastern Time, 2:00 p.m. Central Time. All interested parties may listen to the live conference call by going to the Investors area of Emerson’s website at www.Emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for three months following the webcast at the same location on the Emerson website.

Forward-Looking and Cautionary Statements
The results in this press release are preliminary. Complete financial results for the fourth quarter and full year will be provided in our regularly scheduled earnings release on November 7, 2017. These results will include the full-year negative impact of discontinued operations on earnings, including an immaterial impact in the fourth quarter.
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(table attached)

- more -

Reconciliations of Non-GAAP Financial Measures & Other

Reconciliations of Non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

Underlying Sales Change		Q4 FY17	FY17
Reported (GAAP)		13%	5%
(Favorable) / Unfavorable FX		(1)%	—%
Acquisitions		(9)%	(4)%
Underlying*		3%	1%

Q4 Earnings Per Share	Q4 FY16	Q4 FY17	Change
Earnings per share from continuing operations (GAAP)	$0.74	$0.77	4%
Valves & Controls first year acquisition accounting charges	—	$0.06	8%
Earnings per share from continuing operations, excluding Valves & Controls first year acquisition accounting charges*	$0.74	$0.83	12%

FY17 Earnings Per Share			FY17
Earnings per share from continuing operations (GAAP)			$2.54
Valves & Controls first year acquisition accounting charges			$0.10
Earnings per share from continuing operations, excluding Valves & Controls first year acquisition accounting charges*			$2.64

Cash Flow From Continuing Operations			FY17
Operating cash flow from continuing operations (GAAP)			$2,690	a
Capital expenditures			(476)
Free cash flow from continuing operations*			$2,214	b

Net Earnings From Continuing Operations			FY17
Net earnings from continuing operations (GAAP)			$1,643	c
Valves & Controls first year acquisition accounting charges, after tax			65
Net earnings from continuing operations, excluding Valves & Controls first year acquisition accounting charges*			$1,708	d

Calculation of Cash Flow to Net Earnings Conversion			FY17
Operating cash flow from continuing operations to net earnings from continuing operations			164%	a ÷ c
Capital expenditures			(29)%
Free cash flow from continuing operations to net earnings from continuing operations			135%	b ÷ c
Valves & Controls first year acquisition accounting charges			(5)%
Free cash flow from continuing operations to net earnings from continuing operations, excluding Valves & Controls first year acquisition accounting charges			130%	b ÷ d

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

###